Exhibit 99(b)


                     Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-36791) pertaining to the Luby's Cafeterias, Inc. Management Incentive Stock Plan, (Form S-8 No. 33-10559) pertaining to the Luby's Cafeterias, Inc. Performance Unit Plan, and (Form S-8 No. 333-19283) pertaining to the Luby's Cafeterias Savings and Investment Plan of Luby's Cafeterias, Inc. of our report dated October 5, 1998, with respect to the consolidated financial statements of Luby's Cafeterias, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended August 31, 1998.




                                                ERNST & YOUNG LLP

San Antonio, Texas
November 24, 1998